UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2010

THE NATIONAL BANK OF INDIANAPOLIS CORPORATION
 (Exact name of registrant as specified in its charter)

Indiana	000-21671	35-1887991
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

107 North Pennsylvania Street, Suite 700 Indianapolis, Indiana	46204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 261-9000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
(e) 2010 Annual Salaries. On March 12, 2010 the Compensation Committee of The National Bank of Indianapolis Corporation (the “Company”) and The National Bank of Indianapolis, a wholly-owned subsidiary of the Company (the “Bank”) set the 2010 annual base salary of the Company’s named executive officers as set forth below (such salaries are retroactive to January 1, 2010).

Name and Title	2010 Salary
Morris L. Maurer, Chief Executive Officer and President of the Company and the Bank	$363,026
Philip B. Roby, Chief Operating Officer and Executive Vice President of the Company and the Bank	$309,286
Debra L. Ross, Chief Financial Officer of the Company and the Bank	$211,292
Mark E. Bruin, Chief Client Officer of the Bank	$238,791
Terry K. Scott, Chief Credit Officer of the Bank	$152,182
Mr. Maurer is party to an employment agreement with the Company. A copy of the agreement was filed as Exhibit 10.06 to the Company’s Form 8-K filed November 26, 2008, which is incorporated herein by reference. The terms of the agreement were originally reported on the Company’s Form 8-K on December 21, 2005, which also is incorporated herein by reference.
Compensation of Directors. On March 12, 2010, the Compensation Committee also approved the compensation arrangements for the Directors. Each Director, other than the Michael S. Maurer, the Chairman of the Board; Morris L. Maurer, the President and Chief Executive Officer; and, Philip B. Roby, the Executive Vice President and Chief Operating Officer; will receive shares of stock in July of each year worth approximately $10,000 and will be paid $833 per board meeting attended.
In addition, for all committee meetings other than those of the Audit Committee, Directors are paid $500 per committee meeting attended. Members of the Audit Committee receive $700 per audit committee meeting attended. The Chairperson of the audit committee also will receive an additional fee of $2,000 for her or his service as Audit Committee chairperson.
Michael S. Maurer, who is the Chairman of the Board of Directors but is not an employee or an executive officer, will receive an annual director fee composed of a cash payment equal to $40,000 in January and will receive a grant of shares of the Company equal to $60,000 in July. Mr. Maurer receives no other fees in his capacity as a Director.

Morris L. Maurer and Philip B. Roby are not separately compensated for their services as directors of the Company or the Bank.
2010 Bonus Arrangements. On March 12, 2010, the Compensation Committee also approved the terms and conditions for the 2010 Incentive Bonus Plan, the 2010 Discretionary Bonus Plan, and the 2010 Top Management Bonus Plan. Following is a description of such plans.
2010 Incentive Bonus Plan
All employees of the Company and the Bank are eligible to participate in the 2010 Incentive Bonus Plan. To be eligible to receive awards under the 2010 Incentive Bonus Plan, an individual must be employed by the Company or the Bank at December 31, 2010. Under the terms of the 2010 Incentive Bonus Plan, all participating employees will receive a specified percentage of their annual salary, depending upon the net income of the Bank. The maximum amount that an individual may receive under the 2010 Incentive Bonus Plan would be an amount equal to 24% of that individual’s annual salary. Under the terms of the 2010 Incentive Bonus Plan, all individuals will receive the same percentage of their annual salary as the bonus payment.
2010 Discretionary Bonus Plan
The 2010 Discretionary Bonus Plan is used to reward individuals who have provided performance critical to the success of the Company and the Bank, and to keep compensation amounts competitive by supplementing the amounts received under the 2010 Incentive Bonus Plan. The individuals who are eligible to receive a bonus payment pursuant to this Plan and the amount of any bonus awarded under this Plan are determined by the Compensation Committee, after considering recommendations by Morris L. Maurer, the President of the Company and the Bank, and Philip B. Roby, the Executive Vice President and Chief Operating Officer of the Company and the Bank. Neither Mr. Maurer, Mr. Roby, Debra L. Ross (Senior Vice President and Chief Financial Officer of the Company and the Bank), Mark E. Bruin (Senior Vice President and Chief Client Officer of the Bank), nor Terry K. Scott (First Vice President and Chief Credit Officer) are eligible to participate in the 2010 Discretionary Bonus Plan. The aggregate amount of bonus payments which can be made under this plan is $119,000. Awards under the 2010 Discretionary Bonus Plan are not subject to a formula payout (unlike the 2010 Incentive Bonus Plan).

2010 Top Management Discretionary Bonus Plan
The only individuals who are eligible to participate in the 2010 Top Management Discretionary Bonus Plan are Morris L. Maurer, Philip B. Roby, Debra L. Ross, Mark E. Bruin, and Terry K. Scott.
Awards under this Plan are made in the discretion of the Compensation Committee and are not subject to a formula payout. Although the Compensation Committee did not establish specific performance goals under the terms of this Plan, in determining awards under this Plan the Compensation Committee will consider matters such as annual growth in total assets, loans, assets under management, net income and earnings per share; employee turnover; client retention; accomplishments in marketing; asset liability management; operations; technology; facilities; credit quality; human resources; organization; comments from the independent auditors; the nature of the audit opinion; and, results of regulatory examinations.
Under the terms of the 2010 Top Management Discretionary Bonus Plan, Mr. Maurer may receive an amount equal to up to 20% of his base salary; and Mr. Roby, Ms. Ross, Mr. Bruin, and Mr. Scott each may receive an amount equal to up to 15% of their respective base salary. The aggregate amount which may be paid as a bonus under this Plan for all participants is $213,000.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 17, 2010

THE NATIONAL BANK OF INDIANAPOLIS CORPORATION
By:	/s/ Debra L. Ross
Debra L. Ross, Chief Financial Officer

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